Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 related to the Deferred Compensation Plan of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles for goodwill in 2002 and methods of accounting for credit card securitizations, derivative instruments and hedging activities in 2001) appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 2004, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois

November 3, 2004